Exhibit 99.1

On February 2, 2010, John Demsey sold 37,500 shares of Class A Common Stock at an average sale price of $55.8014. The information regarding the shares sold that day at each price per share appears in the two columns below:


   900 	$55.69
 3,200 	$55.70
   500 	$55.71
 1,300 	$55.72
   400 	$55.73
 3,900 	$55.74
 2,700 	$55.75
 2,400 	$55.76
 2,200 	$55.77
 1,400 	$55.78
   900 	$55.79
 1,000 	$55.80
   700 	$55.81
   700 	$55.82
   800 	$55.83
 1,300 	$55.84
 1,800 	$55.85
 2,600 	$55.86
 1,600 	$55.87
 1,200 	$55.88
   600 	$55.89
 1,000 	$55.90
 2,300 	$55.91
 1,400 	$55.92
   700 	$55.93